Exhibit 99

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
July 19, 2006	Media: Patricia Cameron 318.388.9674
patricia.cameron@centurytel.com
Investors: Tony Davis 318.388.9525
tony.davis@centurytel.com

CenturyTel Announces Completion of Accelerated Share Repurchase Program; AWS Auction Intentions

MONROE, La. … CenturyTel, Inc. (NYSE: CTL) has completed its previously announced $500 million accelerated share repurchase (ASR) program, which completes the first half of the $1 billion repurchase program approved by the board of directors in February 2006.

On February 21, 2006, CenturyTel entered into ASR agreements with investment banks under which it repurchased and retired approximately 14.36 million shares of its outstanding common stock, at an average initial price of $34.83 per share. The investment banks recently completed their repurchase of an equivalent number of shares in the open market and on July 19, 2006, CenturyTel made a cash settlement payment of approximately $28.4 million to the investment banks to complete the program.

With the completion of this ASR program, CenturyTel may repurchase an additional $500 million of common stock under its previously authorized $1 billion repurchase program. The Company currently expects to purchase the remaining shares under the $1 billion program through open market purchases, subject to trading window periods and the program’s June 30, 2007 expiration date.

CenturyTel also announced that it recently paid a $59.1 million deposit to participate in the Federal Communication Commission’s upcoming AWS spectrum auction.

“The acquisition of attractively priced spectrum will enhance CenturyTel’s ability to pursue our broadband services strategies” said Glen F. Post, III, chairman and chief executive officer. “CenturyTel plans to participate in the AWS auction of licenses for areas in and around our current service areas. This deposit maintains our flexibility to participate without committing us to bid if values are not attractive.”

The AWS auction is scheduled to begin on August 9, 2006. Unused deposit amounts will be returned to the Company upon completion of the auction.

The Company funded the payments referred to above with cash on hand and short-term borrowings.

This press release includes certain forward-looking statements. Actual results may differ materially from those in the forward-looking statements. Factors that could affect actual results include but are not limited to the possibility of unforeseen near-term cash requirements, changes in the trading price of CenturyTel’s securities, changes in the demand for the Company’s products, changes in general market, economic or industry conditions impacting the ability or willingness of the Company to purchase stock or spectrum, or other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CenturyTel (NYSE:CTL) is a leading provider of communications, high-speed Internet and entertainment services in small-to-mid-size cities through our broadband and fiber transport networks. Included in the S&P 500 Index, CenturyTel delivers advanced communications with a personal touch to customers in 25 states. Visit us at www.centurytel.com.

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